CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-86930, 33-90392, 33-96620, 33-97490, 333-15519 and 333-55989),
and in the Registration Statements (Form S-8 Nos. 33-41027, 33-80988, 333-13387, 33-80992, 33-94790, 333-13359, 333-34671, 333-13357, 333-55983 and 333-55991)
pertaining to the 1991 Employee Stock Purchase Plan, the 1994 Incentive Stock Plan, the PMC-Sierra, Inc. (Portland) 1996 Stock Option Plan of PMC-Sierra, Inc. (formerly Sierra Semiconductor Corporation), and 1998 PMC-Sierra (Maryland), Inc. Stock Option Plan and in the related Prospectuses, of our report dated January 22, 1997, with respect to the consolidated financial statements and schedule of PMC-Sierra, Inc. (formerly Sierra Semiconductor Corporation) included in this Annual Report (Form 10-K) for the year ended December 31, 1998.




/s/ Deloitte & Touche LLP

Vancouver, B.C.
March 24, 1998